EXHIBIT 4.2

FOURTH AMENDMENT TO TRANSFER AGREEMENT

This FOURTH AMENDMENT TO TRANSFER AGREEMENT, dated as of August 31, 2006 (this “Amendment”), is entered into among: (i) RFS Holding, L.L.C., a Delaware limited liability company (“Seller”); and (ii) GE CAPITAL CREDIT CARD MASTER NOTE TRUST, a Delaware statutory trust (“Buyer”).

BACKGROUND

1.             Seller and Buyer are parties to the Transfer Agreement, dated as of September 25, 2003, and as amended by the Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, the Second Amendment to Transfer Agreement, dated as of June 17, 2004 and the Third Amendment to Transfer Agreement, dated as of November 21, 2004 (the “Transfer Agreement”).

2.             Buyer and Seller desire to amend the Transfer Agreement as set forth herein.

AMENDMENTS

The parties hereto agree as follows:

SECTION 1.  DEFINITIONS.  As used herein, (a) capitalized terms which are defined in the preamble hereto shall have the meanings as so defined, and (b) capitalized terms not so defined shall have the meanings set forth in the Transfer Agreement as amended hereby.

SECTION 2.  AMENDMENT TO TRANSFER AGREEMENT.  The Transfer Agreement shall be amended as follows:

(a)  The definition of “Account Schedule” in Section 1.1 shall be amended by deleting the words “Removal Notice Date” in clause (ii) of such definition and substituting therefor the words “Removal Cut-Off Date.”

(b)  Section 1.1 shall be amended by adding the following definition in appropriate alphabetical order:

“Removal Cut-Off Date” means the date as of which any credit card accounts are designated for removal in accordance with Section 2.7.

(c)  Section 2.7(d) is amended in its entirety to read as follows:

“(d)                Transferor may from time to time, at its option, by notice to Buyer, designate as a Removed Account any Account (each, an “Inactive Account”) that either (i) has had a zero balance and on which no charges have been made, in each case for at least the preceding 12 months or (ii) the Obligor of which has agreed to open a credit card account in a related Dual Card Program in substitution for such Account, provided that the balance of such Account is zero or has been reduced to zero in connection with a balance transfer to the related credit card opened in the Dual Card Program.”

(d)  Section 7.13(c) is amended by deleting the reference to Addition Cut-Off Date where it appears therein and substituting therefor a reference to “Addition Date.”

(e)  Exhibit B to the Transfer Agreement is deleted and is replaced with Exhibit B attached to this Amendment.

SECTION 3.  EFFECTIVENESS.  This Amendment shall become effective as of the date first written above; provided that (i) Buyer and Seller shall have executed a counterpart of this Amendment, (ii) the Rating Agency Condition shall have been satisfied and (iii) the Transferor shall have delivered an Officer’s Certificate to the Issuer certifying that this amendment will not cause an Adverse Effect.

SECTION 4.  BINDING EFFECT; RATIFICATION.  (a)                On and after the execution and delivery hereof, (i) this Amendment shall be a part of the Transfer Agreement and (ii) each reference in the Transfer Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to the Transfer Agreement, shall mean and be a reference to such Transfer Agreement as amended hereby.

(b)           Except as expressly amended hereby, the Transfer Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

SECTION 5.  MISCELLANEOUS. (a) THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.

(b)           Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

(c)           This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.  Executed counterparts may be delivered electronically.

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IN WITNESS WHEREOF, the parties have executed this Amendment by their respective officers thereunto duly authorized as of the date first above written.

RFS HOLDING, L.L.C.

By:	/s/ Robert C. Green
Name: Robert C. Green
Title: Chief Financial Officer

GE CAPITAL CREDIT CARD MASTER NOTE TRUST

The Bank of New York (Delaware), not in its individual capacity, but solely as Trustee

By:	/s/ Kristine K. Gullo
Name: Kristine K. Gullo
Title: Vice President

EXHIBIT B

FORM OF REASSIGNMENT OF RECEIVABLES
IN REMOVED ACCOUNTS

(As required by Section 2.7 of the Transfer Agreement)

REASSIGNMENT No. _______ OF RECEIVABLES IN REMOVED ACCOUNTS dated as of _________, 20[__], by and among RFS HOLDING, LLC, a limited liability company organized under the laws of the State of Delaware, as Transferor (the “Transferor”), and GE CAPITAL CREDIT CARD MASTER NOTE TRUST (the “Buyer”), pursuant to the Transfer Agreement referred to below.

WITNESSETH:

WHEREAS Transferor and Buyer are parties to the Transfer Agreement, dated as of September 25, 2003 (as it may be amended and supplemented from time to time the “Agreement”);

WHEREAS pursuant to the Agreement, Transferor wishes to remove from Buyer all Transferred Receivables owned by Buyer in certain designated Accounts and to cause Buyer to reconvey the Transferred Receivables of such Removed Accounts, whether now existing or hereafter created, from Buyer to Transferor; and

WHEREAS Buyer is willing to accept such designation and to reconvey the Transferred Receivables in the Removed Accounts subject to the terms and conditions hereof;

NOW, THEREFORE, Transferor and Buyer hereby agree as follows:

1.             Defined Terms.  All terms defined in the Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein.

“Removal Date” means, with respect to the Removed Accounts designated hereby, ___________, ____.

“Removal Cut-Off Date” means, with respect to the Removed Accounts ______________, ____.

2.             Designation of Removed Accounts.  Schedule 1 to this Reassignment, as of the Removal Date, shall supplement Schedule 1 to the Agreement as required by Section 2.1(c) of the Agreement.

3.             Conveyance of Transferred Receivables.  (a) Buyer does hereby transfer, assign, set over and otherwise convey to Transferor, without representation, warranty or recourse, on and after the Removal Cut-Off Date, all right, title and interest of Buyer in, to and under the Transferred Receivables existing at the close of business on the Removal Cut-Off Date and thereafter created from time to time in the Removed Accounts designated hereby, the Related Security and Collections with respect thereto, together with all monies due or to become due and all amounts received or receivable with respect thereto and all Insurance Proceeds related thereto and all proceeds of the foregoing.

(b)           In connection with such transfer, Buyer agrees to execute and deliver to Transferor on or prior to the date this Reassignment is delivered, applicable termination statements prepared by Transferor with respect to the Transferred Receivables existing at the close of business on the Removal Cut-Off Date and thereafter created from time to time in the Removed Accounts reassigned hereby and the proceeds thereof evidencing the release by Buyer of its interest in the Transferred Receivables in the Removed Accounts, and meeting the requirements of applicable state law, in such manner and such jurisdictions as are necessary to terminate such interest.

4.             Representations and Warranties of Transferor.  Transferor hereby represents and warrants to Buyer as of the Removal Date:

(a)           Legal Valid and Binding Obligation.  This Reassignment Agreement constitutes a legal, valid and binding obligation of Transferor enforceable against Transferor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(b)           Early Amortization Event.  Transferor reasonably believes that (i) the removal of the Transferred Receivables existing in the Removed Accounts will not, based on the facts known to Transferor, then or thereafter cause an Early Amortization Event to occur with respect to any series, (ii) no selection procedure believed by Transferor to be materially adverse to the interests of Buyer or any of its creditors has been used in removing Removed Accounts from among any pool of Accounts of a similar type (it being understood that Transferor will not be deemed to have used such an adverse selection procedure in connection with any Involuntary Removal) as of the Removal Date and (iii) Accounts (or administratively convenient groups of Accounts, such as billing cycles) were chosen for removal on a random basis or another basis that Transferor believes is consistent with achieving derecognition of the Transferred Receivables under GAAP;

(c)           List of Removed Accounts.  The list of Removed Accounts attached hereto, is an accurate and complete listing in all material respects of all the Accounts as of the Removal Cut-Off Date; and

(d)           Receivables Tests.  The Aggregate Outstanding Balance of Principal Receivables in the Removed Accounts did not exceed the lesser of (i) the Free Equity Amount over the Minimum Free Equity Amount or (ii) the excess of the Note Trust Principal Balance over the Required Principal Balance, all measured as of the end of the most recently ended Monthly Period.

5.             Amendment of the Agreement. The Agreement is hereby amended to provide that all references therein to “this Agreement” and “herein” shall be deemed from and after the Removal Date to be a dual reference to the Agreement as supplemented by this Reassignment.  Except as expressly amended hereby, all of the representations, warranties, terms and covenants and conditions of the Agreement shall remain unamended and shall continue to be and shall remain in full force and effect in accordance with its terms.

6.             Counterparts.  This Reassignment may be executed in two or more counterparts, and by different parties on separate counterparts), each of which shall be an original, but all of which shall constitute one and the same instrument.

7.             GOVERNING LAW.  THIS REASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

IN WITNESS WHEREOF, the undersigned have caused this Reassignment Agreement to be duly executed and delivered by their respective duly authorized officers on the day and year first above written.

RFS HOLDING, L.L.C., Transferor

By:________________________________

Name:______________________________

Title:_______________________________

GE CAPITAL CREDIT CARD MASTER NOTE TRUST, Buyer

By:	GENERAL ELECTRIC CAPITAL CORPORATION,
not in its individual capacity but solely as Administrator on behalf of the Buyer
By:________________________________

Name:______________________________

Title:_______________________________

Schedule 1
to Reassignment Agreement

REMOVED ACCOUNTS